EXHIBIT 99.1


NATIONAL COAL CORP. ISSUES $19.0 MILLION OF SERIES A CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE PROMISSORY NOTES

Tuesday August 31, 3:48 pm ET

KNOXVILLE, Tenn.-- Aug. 31, 2004--National Coal Corp. (OTCBB: NLCP), a coal producer operating in Eastern Tennessee, today announced that it has completed $19.0 million in private placements through the issuance of $16.0 million of Series A Convertible Preferred Stock and $3.0 million of Convertible Promissory Notes.

The Company issued a total of 1,068.67 shares of Series A Convertible Preferred Stock, at $15,000 per share, for cash consideration of $11.3 million and consideration in the form of the cancellation of $4.725 million of existing debt. Each share of Series A Convertible Preferred Stock has a conversion price of $1.50 and is convertible into 10,000 shares of common stock. The Series A purchasers were also issued 2,000 common stock purchase warrants for each share of Series A Convertible Preferred Stock purchased. The Warrants have a term of two years and an exercise price of $2.10 per share.

In a separate transaction, the Company issued $3,000,000 of Convertible Promissory Notes to two institutional investors. Prior to maturity, the Convertible Promissory Notes may be converted into Series A Convertible Preferred Stock and Warrants. The Convertible Promissory Notes pay interest at a rate of 8% per annum and have a term of nine months.

Purchasers who paid cash consideration in either financing also received the right to purchase an amount of Series A Convertible Preferred Stock and Warrants equal to 33.33% of their initial purchase amount. Such right must be exercised no later than ninety days following the effective date of a registration statement covering the common stock underlying the Series A Convertible Preferred Stock and Warrants. For each purchaser of the Convertible Promissory Notes, this additional purchase right is contingent on the full conversion of such purchaser's Convertible Promissory Notes.

National Coal also announced that concurrently with the closing of the Series A and Convertible Promissory Note financings, the investors purchased a total of 5,380,277 shares of common stock from the Company's former Chairman, who currently serves as a director.

National Coal has agreed to file a registration statement covering the restricted common shares purchased from the former Chairman, the common shares underlying the Series A Convertible Preferred Stock, and the common stock underlying the Warrants.

For complete details related to rights and preferences of the Series A Convertible Preferred Stock, the Convertible Promissory Notes, the Warrants and the details related to the sale of the restricted common shares sold by the Company's former Chairman, please refer to the Company's Form 8-K that will be filed with the SEC this week.


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The financings  announced  today include eight new  institutional  investors and several existing investors, including Crestview Capital. The Company intends to use these funds primarily for new mine acquisitions, repayment of $3.195 million of principal and accrued interest on the Company's senior secured debt and other existing debt, and general corporate purposes.

"Today's announcement reflects the continued support of our core investors, as well as the growing relationship with our most recent investors," said Rob Chmiel, CFO of National Coal Corp. "These proceeds provide for a stronger balance sheet by significantly enhancing our shareholders' equity, reducing our outstanding debt and providing important working capital that will assist us in the execution of our business plan. We believe this financing gives us a strong foundation on which to pursue our production goals and positions us well for continued revenue increases."

Burnham Hill Partners, a division of Pali Capital Inc., and William Blair & Company acted as placement agent in the financings.

About National Coal Corp.

National  Coal  Corp.,  through  its  wholly-owned  subsidiary,   National  Coal
Corporation, owns coal mineral rights on approximately 70,000 acres in Eastern Tennessee. National Coal's website can be found at www.nationalcoal.com.

This release contains statements that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about National Coal's business, which are derived in part on assumptions of its management, and are not guarantees of future performance, as such performance is difficult to predict. . Examples of forward looking-statements include (i) projected increasing revenues and coal production, (ii) the importance of working capital, and (iii) the execution of our business plan. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, the demand for coal, the price of coal, the supply of coal and other competitive factors, the costs to mine and transport coal, the ability to obtain new mining permits, the costs of reclamation of previously mined properties, and the risks of expanding coal production. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
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Contact:
         National Coal Corp.
         Kearstin Patterson, 865-769-3749 (office)
         865-207-3875 (cell)
         kpatterson@nationalcoal.com
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Source: National Coal Corp.